EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-115570, Form S-8 No. 33-40102, Form S-8 No. 33-98944, Form S-8 No. 33-99218, Form S-8 No. 333-52047, Form S-8 No. 333-66284, Form S-8 No. 333-66286, Form S-8 No. 333-66322, Form S-8 No. 333-123223, Form S-3 No. 333-109029, Form S-3 No. 333-86806, Form S-3 No. 333-70786, Form S-3 No. 333-54978, Form S-3 No. 333-133876 and Form S-3 No. 33-93870) of Pulte Homes, Inc. and in the related Prospectuses of our report dated January 30, 2008, except for Note 7, as to which the date is February 15, 2008, with respect to the consolidated financial statements of Pulte Homes, Inc. and our report dated January 30, 2008, with respect to the effectiveness of internal control over financial reporting of Pulte Homes, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Detroit, Michigan
February 20, 2008

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